Exhibit 99.1

[390-OR] Effect of VI-0521 (Phentermine and Topiramate) in Type 2 Diabetes

W Timothy Garvey, Barbara Troupin, Peter Tam, Thomas Najarian, Craig Peterson, W Wesley Day. Birmingham, AL; Mountain View, CA

This is the first controlled, clinical study assessing the efficacy and safety of VI-0521 for the treatment of adults with type 2 diabetes. VI-0521, a low-dose combination of phentermine (PHEN) and topiramate (TPM), has been shown in previous clinical studies to provide significant metabolic improvements in obese, non-diabetic subjects.

This 28-week (wk) double blind, placebo-controlled, multi-center study enrolled 206 diabetic subjects (68% female, mean age of 49 years, mean baseline weight of 96 kg, and mean baseline HgbA1c of 8.7%) on oral anti-diabetic therapy, and/or diet and exercise (drug naïve). Subjects were randomized to active treatment (PHEN 15mg qAM, and TPM 100 mg qPM, n = 102) or placebo (n = 104). Treatment included a 4-wk dose titration period followed by 24 wks at the final dose level. Presented here are results of a 16 wk interim analysis, and the study’s primary end point data (HgbA1c) obtained at wk 28 will also be presented at the meeting. Once subjects completed the 28 wk study, they were offered a 28 wk continuation study to allow completion of one full year on treatment.

At week 16, the VI-0521 group showed a reduction from baseline in HgbA1c of 1.1% vs. 0.6% for placebo (p<0.001) and mean weight loss of 6.2% in the VI-0521 group vs. 1.2% for placebo (p<0.0001). Analyses were based on an ITT population using ANCOVA with baseline values as covariates to assess treatment group differences. Investigators were allowed to intervene and add/adjust anti-diabetic and anti-hypertensive medications during the study based on set rescue criteria and nationally recognized standards of care. Study retention was 84% overall. VI-0521 was well tolerated with no treatment-related serious adverse events (SAEs). There were 3 subject discontinuations due to AEs in the VI-0521 group compared to 5 in the placebo group. The AEs for VI-0521 were primarily mild to moderate in intensity. There was 1 severe AE reported for the VI-0521 treated group vs. 4 for the placebo group.

In summary, at 16 weeks, VI-0521 significantly lowered HgbA1c and body weight when compared to placebo in the treatment of adults with type 2 diabetes. Discontinuations due to AEs and frequency of severe AEs were similar between VI-0521 and placebo.

Date: Tuesday, June 10, 2008

Session Info: Oral Session: Clinical Diabetes: Emerging Trends (7:30 AM-9:30 AM) Presentation Time: 07:30 AM

Room: Room 130, Moscone Center